Oramed Pharmaceuticals Partners with OnQ Consulting for
Phase 2B Trials on its Oral Insulin Capsules

Agreement signed with South African CRO to Conduct Phase 2B Trials

JERUSALEM, Israel - April 17, 2008 - Oramed Pharmaceuticals, Inc. (ORMP.OB, www.oramed.com) announced today the signing of an agreement with OnQ consulting, a clinical research organization (CRO) located in Johannesburg, South Africa, to conduct Phase 2B clinical trials on its oral insulin capsules. The study is intended to evaluate the safety, tolerability and efficacy on diabetic type 2 volunteers, using Oramed’s oral insulin capsule. It is anticipated that this study will be conducted over several months, and the 30 subjects will each receive the treatment for a period of 6 weeks.

About Oramed Pharmaceuticals, Inc:
Oramed Pharmaceuticals is an Israel-based company that focuses on the development of oral delivery solutions based on proprietary technology. Diabetes, one of the most rapidly growing diseases in the world, requires constant and an often unpleasant monitoring and drug therapy regimen. Oramed is seeking to develop an oral insulin capsule for the treatment of diabetes, and has recently commenced Phase 1B of its clinical trials. The company is also pursuing the development of oral delivery solutions for other drugs and vaccines. For more information on Oramed Pharmaceuticals please visit our website at www.oramed.com.

About OnQ Consulting:
OnQ Consulting is a full service CRO based in South Africa. Started nine years ago, OnQ offers services such as protocol conception and design, project management, monitoring, pharmacoeconomics and pharmacovigilance, data management, biostatistical services, and report writing. OnQ Consulting has an established client base from the CRO, pharmaceutical, NGO and biotech sectors, and is able to conduct clinical trials internationally through reputable collaborations. For more information, please visit their website at www.onqsa.co.za.

Forward Looking Statements:
Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company’s filings with the Securities and Exchange commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements

Contact:
Oramed Pharmaceuticals, Inc
Investor Relations:
Erika Moran
Public Relations:
Lynn Granito, Steve Melfi
212-825-3210
info@oramed.com
www.oramed.com